Exhibit 10.1

April 16, 2014

Carolyn Spatafora

112 Oakside Drive

Smithtown, NY 11787

Re:	Town Sports International, LLC - Offer Letter

Dear Carolyn:

Town Sports International, LLC (the “Company” or “TSI”) a subsidiary of Town Sports International Holdings, Inc. (“TSI Holdings”), is pleased to extend this offer of employment to you for the position of Senior Vice President and Chief Financial Officer (“CFO”). Your first day with the Company will be May 12, 2014 (your “hire date”). You will be based at our headquarters located at 5 Penn Plaza, New York, New York.

The following will outline the general terms of our employment offer:

1. Position. As CFO, you will report directly to Robert Giardina, Chief Executive Officer, and will perform the duties and services assigned to you by the Company. You shall also serve as an officer of any affiliate of the Company as designated by the Company. You shall devote your full time and attention to the affairs of the Company and to your duties on the Company’s behalf. Your employment will be subject to all Company policies, procedures and practices as may currently exist or as may be modified or implemented in the future, including our Code of Ethics and Business Conduct and Employee Handbook. In addition, by accepting employment with the Company, you agree to enter into, and comply with, the Company’s Confidentiality and Non-solicitation Agreement and to arbitrate any disputes arising out of your employment as set forth in the Company’s Dispute Resolution Program. These documents will be provided to you as part of your new hire package and you will be required to sign them prior to beginning your employment with the Company.

2. Compensation. For all services to be performed hereunder, your initial annual base salary will be $350,000, payable in accordance with the Company’s standard payroll practices and subject to all applicable tax withholdings. Wages are paid every other week, on Friday. Future salary increases will be based on demonstrated job performance. Your performance will be reviewed each year in accordance with Company policy and practice.

3. Bonus. As Chief Financial Officer, you will be eligible to participate in the Company’s bonus plans that may be implemented for similar level employees of the Company, and as may be amended from time to time at the discretion of the Company. Under TSI’s current performance bonus plan, you will have a bonus target of fifty percent (50%) of your annual base salary. Payment of a bonus under the plan is made on an annual basis, based upon Company performance against certain targets as outlined or approved by the Board of Directors, and can be increased or decreased based on the actual Company results and your individual performance toward mutually acceptable objectives. Actual incentive payments will usually be paid in the first quarter of the following year, after appropriate approval from the Board of Directors, or the appropriate committee of the Board of Directors. Your bonus shall be pro-rated for the first year of your employment.

4. Employee Benefits. Upon commencement of employment, you will be eligible to participate in all employee benefit programs as are generally available to other executives of the Company in accordance with the terms and conditions of the applicable benefits plans, programs, policies and/or practices.

You will be eligible to join the Company’s executive benefit program on the first of the month following the date you begin employment. You will be eligible to join the Company’s 401(k) program on the first of the month of the quarter following your one (1) year anniversary with the Company. In the event that changes are made to any of the benefit plans, such changes will apply to you as they apply to other employees of the Company.

You will be eligible for vacation, holidays and time off in accordance to the Company’s paid time off policy (PTO) consistent with all other executives. Please be aware that TSI’s PTO policy does not allow carryover of unused PTO from year to year, other than as required by federal, state or local law, and is not paid out upon termination of employment.

You are also eligible to receive, subject to approval of the Compensation Committee of the Board of Directors, 15,000 shares of restricted common stock of TSI Holdings (or any successor entity). The stock award shall vest twenty-five (25%) percent per year, commencing on the first anniversary of the award date. The award is subject to the terms and conditions of the TSI Holdings 2006 Stock Incentive Plan, as amended, and the related award agreement.

You will also be required to enter into TSI’s Executive Severance Agreement, which will be provided to you as part of your new hire package. You will be required to sign prior to beginning your employment. A draft of the agreement is attached to this letter for your review.

You will be reimbursed for all normal business expenses in accordance with Company policy.

5. Employment at Will. In accepting this offer, you understand and agree that your employment with the Company shall be at-will, which means that either you or the Company are free to terminate your employment at any time, for any reason or no reason, with or without notice. You further understand and acknowledge that there is no written or oral contract providing you with any definite or specific term of employment. You further understand and agree that, due to your at-will status, the Company may, at any time, modify the terms of your employment, including, but not limited to, your job title, job responsibilities, compensation and benefits.

6. Truthful Representations. You acknowledge and confirm that all of the representations you have made and all of the information that you have provided to the Company on any employment application, resume or any other document, or orally during the interview process, concerning, among other things, your prior employment history, education, experience and other qualifications, are true and correct. You understand and agree that any falsifications, misrepresentations, or omissions with respect to any of the representations and information that you have made or provided to the Company may be grounds for the withdrawal of this offer of employment or, if hired, the termination of your employment.

7. Other Conditions and Obligations. By signing this agreement, you represent that you are not subject to any currently-effective employment contract, or any other contractual or other binding obligation, including without limitation, any obligation relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire, that would restrict your employment or employment activities with or on behalf of the Company. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.

You further acknowledge that this letter constitutes the sole and complete understanding between you and the Company with respect to this offer of employment and your prospective employment, and you hereby acknowledge that there are no other agreements, understandings or representations, whether written or oral and whether made contemporaneously or otherwise, with respect to this offer of employment.

You further understand and acknowledge that your employment with the Company is contingent upon:

•	Your satisfactory completion of reference and background checks that are conducted by the Company.

•	Your completion of Section 1 of the Form I-9 on or before the end of your first (1st) day of employment and your presentation of your original documentation verifying your work eligibility and identification on or before the third (3rd) day of your employment.

8. Taxes. All payments hereunder are subject to applicable tax withholdings.

We all look forward to you joining our Executive team. Please do not hesitate to contact me if you have any questions.

Please indicate your acceptance of this offer of employment by signing this Offer Letter and returning the signed letter to me at the above address.

Very truly yours,

TOWN SPORTS INTERNATIONAL, LLC

By:
/s/ Daniel Gallagher
Daniel Gallagher

ACKNOWLEDGEMENT:

I have read and understand all of the terms of this letter and I accept and agree to all of the terms set forth therein.

ACCEPTED AND AGREED TO:

/s/ Carolyn Spatafora
Carolyn Spatafora

Date: April 18, 2014